Exhibit 99.2

Lincoln Park Capital Fund, LLC

May 11, 2023

Ladies and Gentlemen:

Reference is made to the Purchase Agreement (the “Lincoln Park Equity Line”), dated effective as of August 30, 2022, by and between Lightning eMotors, Inc., a Delaware corporation (the “Company”), and Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPCF”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Lincoln Park Equity Line.

On the date hereof, the Company and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “YA”) entered into a Pre-Paid Advance Agreement (the “PPA”) pursuant to which the Company may, from time to time, request pre-paid advances to be funded by the YA. LPCF hereby consents to such transaction and understands that for so long as the PPA remains in effect, the Company has agreed that, without the consent of YA, the Company shall not use the Lincoln Park Equity Line at any time while there is an outstanding balance under any Pre-Paid Advance (as defined in the PPA) or in the period of time between the delivery of a Request (as defined in the PPA) to the YA and the Pre-Advance Date in respect to such Request. It is expressly understood that pursuant to the PPA, the Company shall have the right, at any time and in its sole discretion, to repurchase any outstanding balance under any Pre-Paid Advance.

Upon termination or expiration of the PPA, the Company shall once again be able to request purchase of its Common Stock by LPCF, without limitations set forth herein, subject to, and on the terms and conditions of the Lincoln Park Equity Line. The Company agrees that in consideration of the aforementioned consent, for twenty-four (24) months from the date hereof, the Company will not terminate the Lincoln Park Equity Line, the Company shall have, subject to obtaining the necessary approvals and consents if required, the ability to (i) amend the Lincoln Park Equity Line and (ii) or to enter into a new purchase agreement with LPCF.

[Signature page follows]

       IN WITNESS WHEREOF, each of LPCF and the Company has executed or caused this letter agreement to be executed by its duly authorized representative as of the date set forth above.

LINCOLN PARK CAPITAL FUND, LLC

By: LINCOLN PARK CAPITAL, LLC

By:	/s/ Joshua Scheinfeld
Name:	Joshua Scheinfeld
Title:	President

LIGHTNING eMOTORS, INC.

By:	/s/ Timothy Reeser
Name:	Timothy Reeser
Title:	Chief Executive Officer and President